Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF

Cherokee, INC.

Cherokee Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), does hereby certify as follows:

1.The Corporation was originally incorporated under the name Green Acquisition Co. on May 17, 1988. The Corporation's first Amended and Restated Certificate of Incorporation was filed on October 11, 1988.  A Certificate of Agreement and Plan of Merger which amended and restated the Corporation's Certificate of Incorporation was filed on June 1, 1993.  The Corporation’s existing Amended and Restated Certificate of Incorporation was filed on December 23, 1994.

2.Article I of the Certificate of Incorporation of the Corporation is amended and restated in its entirety to read as follows:

“The name of this Corporation is: Apex Global Brands Inc.”

3.This Certificate of Amendment has been duly adopted by the Board of Directors of this Corporation in accordance with Sections 242 and 141 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation on June 11, 2019.

/s/ Henry Stupp
Henry Stupp, Chief Executive Officer